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EXHIBIT 4

CORPORATE OFFICE PROPERTIES TRUST
SUPPLEMENTAL NONQUALIFIED DEFERRED
COMPENSATION PLAN

Amendment and Restatement
Effective as of April 1, 2005

CORPORATE OFFICE PROPERTIES TRUST
SUPPLEMENTAL NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as Amended and Restated as of April 1, 2005

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	ACCOUNT	1
1.2	ADMINISTRATOR	1
1.3	BENEFICIARY	1
1.4	BOARD	1
1.5	CHANGE IN CONTROL	1
1.6	CODE	1
1.7	COMMON SHARES	1
1.8	COMPENSATION	1
1.9	COMPENSATION DEFERRALS	2
1.10	DESIGNATION DATE	2
1.11	DISABILITY	2
1.12	EFFECTIVE DATE	2
1.13	ELECTION FORM	2
1.14	ELIGIBLE INDIVIDUAL	2
1.15	EMPLOYER	2
1.16	EMPLOYER CONTRIBUTION CREDITS	2
1.17	ENTRY DATE	2
1.18	LTIP	2
1.19	PARTICIPANT	2
1.20	PERFORMANCE-BASED COMPENSATION	3
1.21	PHANTOM SHARES	3
1.22	PLAN	3
1.23	PLAN YEAR	3
1.24	POST-2004 COMPENSATION DEFERRAL ACCOUNT	3
1.25	POST-2004 EMPLOYER CONTRIBUTION CREDIT ACCOUNT	3
1.26	POST-2004 PLAN ACCOUNT	3
1.27	POST-2004 UNREALIZED EQUITY GAINS ACCOUNT	3
1.28	PRE-2005 COMPENSATION DEFERRAL ACCOUNT	3
1.29	PRE-2005 EMPLOYER CONTRIBUTION CREDIT ACCOUNT	4
1.30	PRE-2005 PLAN ACCOUNT	4
1.31	PRE-2005 UNREALIZED EQUITY GAINS ACCOUNT	4
1.32	SECTION 409A	4
1.33	SEPARATION FROM SERVICE	4
1.34	SPECIFIED EMPLOYEE	5
1.35	SPONSOR	5
1.36	SPONSOR SHARES FUND	5
1.37	TRUST	5
1.38	TRUSTEE	5
1.39	UNREALIZED EQUITY GAINS	5
1.40	UNREALIZED EQUITY GAINS CONTRIBUTIONS	5
1.41	VALUATION DATE	5

i

ARTICLE 2 ELIGIBILITY AND PARTICIPATION
2.1	REQUIREMENTS	5
2.2	RE-EMPLOYMENT	6
2.3	CHANGE OF EMPLOYMENT CATEGORY	6
ARTICLE 3 CONTRIBUTIONS AND CREDITS
3.1	PARTICIPANT CONTRIBUTIONS AND CREDITS	6
	(a) Compensation Deferrals	6
	(b) Unrealized Equity Gains Contributions	7
3.2	EMPLOYER CONTRIBUTION CREDITS	8
	(a) Employer Contribution Credits Credited After December 31, 2004	8
	(b) Employer Contribution Credits Credited Prior to January 1, 2005	9
3.3	CONTRIBUTIONS TO THE TRUST	9
ARTICLE 4 ALLOCATION OF FUNDS
4.1	ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS	10
4.2	ACCOUNTING FOR DISTRIBUTIONS	10
4.3	SEPARATE ACCOUNTS	10
4.4	INTERIM VALUATIONS	10
4.5	DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS	11
4.6	DEEMED INVESTMENTS IN PHANTOM SHARES	11
4.7	EXPENSES AND TAXES	12
ARTICLE 5 ENTITLEMENT TO BENEFITS
5.1	SEPARATION FROM SERVICE	12
5.2	FIXED PAYMENT DATES	13
	(a) Post-2004 Plan Accounts	13
	(b) Pre-2005 Plan Account	13
5.3	IMMEDIATE DISTRIBUTION ELECTION (PRE-2005 PLAN ACCOUNTS ONLY)	14
5.4	UNFORESEEABLE EMERGENCY DISTRIBUTIONS	14
5.5	CHANGE IN CONTROL VESTING	14
5.6	RE-EMPLOYMENT OF RECIPIENT	15
ARTICLE 6 DISTRIBUTION OF BENEFITS
6.1	AMOUNT	15
6.2	METHOD OF PAYMENT	15
	(a) Cash Or In-Kind Payments	15
	(b) Timing and Manner of Payment	15
6.3	NO ACCELERATIONS OF POST-2004 PLAN ACCOUNTS	15
6.4	DEATH BENEFITS	16
6.5	DISABILITY BENEFITS	16
6.6	CHANGE IN CONTROL DISTRIBUTIONS (PRE-2005 PLAN ACCOUNTS ONLY)	16

ii

ARTICLE 7 BENEFICIARIES; PARTICIPANT DATA
7.1	DESIGNATION OF BENEFICIARIES	16
7.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES	17
ARTICLE 8 ADMINISTRATION
8.1	ADMINISTRATIVE AUTHORITY	17
8.2	UNIFORMITY OF DISCRETIONARY ACTS	18
8.3	LITIGATION	18
8.4	CLAIMS PROCEDURE	18
	(a) Initial Claim	18
	(b) Review Procedures	19
	(c) Calculation of Time Periods	20
	(d) Failure of Plan to Follow Procedures	21
ARTICLE 9 AMENDMENT
9.1	RIGHT TO AMEND	21
9.2	AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN	21
9.3	CHANGES IN LAW AFFECTING TAXABILITY	21
	(a) Affected Right or Feature Nullified	21
	(b) Tax Distribution	21
ARTICLE 10 TERMINATION
10.1	SPONSOR'S RIGHT TO TERMINATE OR SUSPEND PLAN	22
10.2	AUTOMATIC TERMINATION OF PLAN	22
10.3	SUSPENSION OF DEFERRALS	22
10.4	ALLOCATION AND DISTRIBUTION	22
10.5	SUCCESSOR TO SPONSOR	22
10.6	WITHDRAWAL OR TERMINATION BY AN EMPLOYER	22
10.7	PROHIBITED ACCELERATION/DISTRIBUTION TIMING	22
ARTICLE 11 THE TRUST
11.1	ESTABLISHMENT OF TRUST	23
ARTICLE 12 MISCELLANEOUS
12.1	LIABILITY OF SPONSOR; LIMITATIONS ON LIABILITY OF SPONSOR OR EMPLOYER	23
12.2	CONSTRUCTION	23
12.3	SPENDTHRIFT PROVISION	24
12.4	SPONSOR SHARES SUBJECT TO THE PLAN	24
	(a) Changes in Capital Structure	24
	(b) Necessary Actions	24
12.5	AGGREGATION OF EMPLOYERS	25

iii

CORPORATE OFFICE PROPERTIES TRUST
SUPPLEMENTAL NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as Amended and Restated as of April 1, 2005

RECITALS

        This Corporate Office Properties Trust Supplemental Nonqualified Deferred Compensation Plan (the "Plan") is maintained by Corporate Office Properties Trust (the "Sponsor") for certain executive and management employees of those affiliates of the Sponsor which are admitted as adopting employers under the Plan (each such affiliate hereinafter is referred to as the "Employer") and for members of the Sponsor's Board of Trustees. The purpose of the Plan is to offer participants an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the "Code"), and to provide a deferred compensation vehicle to which the Sponsor may credit certain amounts on behalf of participants.

        The Plan is intended to be a "top-hat" plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan is also intended to comply with the requirements of section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder ("Section 409A") with respect to amounts held under the Plan which are subject to Section 409A.

        Accordingly, the following amended and restated Plan is adopted.

ARTICLE 1
DEFINITIONS

        1.1    ACCOUNT means the balance credited to a Participant's or Beneficiary's Pre-2005 Plan Account, if any, plus the balance credited to the Participant's or Beneficiary's Post-2004 Plan Account, if any.

        1.2    ADMINISTRATOR means the Sponsor, or any individual or committee appointed by the Sponsor to administer the Plan.

        1.3    BENEFICIARY means any person or person so designated in accordance with the provisions of Article 7.

        1.4    BOARD means the Sponsor's Board of Trustees, or a committee thereof duly authorized to make determinations and act for the Board under this Plan.

        1.5    CHANGE IN CONTROL means a transaction or series of transactions occurring after January 1, 2005 that constitutes a "change of control", as defined in the LTIP, as amended from time to time.

        1.6    CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

        1.7    COMMON SHARES means the Sponsor's common shares of beneficial interest, $.01 par value per share.

        1.8    COMPENSATION means the total current cash remuneration, including regular salary, bonus awards, cash retainers, meeting fees and, with respect to Board members who also function as independent contractor consultants to the Sponsor, consulting fees, paid by the Employer or the

Sponsor to an Eligible Individual with respect to his or her service for the Employer (as determined by the Employer, in its discretion).

        1.9    COMPENSATION DEFERRALS is defined in Section 3.1.

        1.10    DESIGNATION DATE means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.5, shall become effective. The Designation Dates in any Plan Year shall be designated by the Sponsor.

        1.11    DISABILITY means, with respect to a Participant, a determination by the Administrator that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health policy covering employees of the Participant's Employer.

        1.12    EFFECTIVE DATE means the effective date of the Plan's amendment and restatement as set forth herein, which shall be April 1, 2005.

        1.13    ELECTION FORM means the form or forms on which a Participant elects to defer Compensation hereunder and/or on which the Participant makes certain other designations as required thereon.

        1.14    ELIGIBLE INDIVIDUAL means, for any Plan Year (or applicable portion thereof), an individual who is a member of the Sponsor's Board or a person employed by the Employer as a Director (or at an equivalent level) or above, who is determined by the Sponsor to be a member of a select group of management or highly compensated employees of the Employer and who is designated by the Board to be an Eligible Individual under the Plan.

        Subject to Section 409A, by each November 1, the Sponsor shall notify those individuals, if any, who will be Eligible Individual's for the next Plan Year. If the Sponsor determines that an individual first becomes an Eligible Individual during a Plan Year, the Sponsor shall notify such individual of its determination and the individual shall become an Eligible Individual as of the date of such notification.

        1.15    EMPLOYER means any affiliated or related corporation or business organization which agrees, with the consent of the Sponsor, to become an Employer under the Plan. As of the Effective Date, each of the following is an Employer under the Plan: (i) Corporate Office Properties, L.P.; (ii) Corporate Development Services, L.L.C.; (iii) Corporate Realty Management, L.L.C.; and (iv) Martin G. Knott & Associates, L.L.C.

        1.16    EMPLOYER CONTRIBUTION CREDITS is defined in Section 3.2.

        1.17    ENTRY DATE with respect to an individual means the first day of the pay period following the date on which the individual first becomes an Eligible Individual.

        1.18    LTIP means the Corporate Office Properties Trust 1998 Long Term Incentive Plan, as the same may be amended from time to time.

        1.19    PARTICIPANT means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee or any former member of the Sponsor's Board who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

        1.20    PERFORMANCE-BASED COMPENSATION means that portion of an Eligible Individual's Compensation which is based on the performance by the Eligible Individual of services for the Employer over a period of at least twelve (12) months and which qualifies as "performance-based compensation" under Section 409A.

        1.21    PHANTOM SHARES means an artificial unit of value, the amount of one unit of which varies with the value of one share of Common Shares. Except as otherwise provided herein, all distributions to a Participant or Beneficiary with respect to Phantom Shares shall be made in Common Shares.

        1.22    PLAN means this Corporate Office Properties Trust Supplemental Nonqualified Deferred Compensation Plan, as amended from time to time.

        1.23    PLAN YEAR means the twelve (12) month period (the eight (8) month period in the case of the Plan's first Plan Year) ending on the December 31 of each year during which the Plan is in effect.

        1.24    POST-2004 COMPENSATION DEFERRAL ACCOUNT means the separate account established and maintained under the Plan in the name of each Participant to which shall be credited or debited, to the extent not inconsistent with Section 409A: (a) amounts equal to the Participant's Compensation Deferrals deferred under the Plan after December 31, 2004; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Post-2004 Compensation Deferral Account's deemed assets, as determined by the Sponsor, in its discretion) attributable or allocable thereto.

        1.25    POST-2004 EMPLOYER CONTRIBUTION CREDIT ACCOUNT means the separate account established and maintained under the Plan in the name of each Participant under which there shall be established and maintained the following two (2) sub-accounts: (a) the Post- 2004 Employer Make-Whole Contribution Sub-Account; and (b) the Post-2004 Employer Discretionary Contribution Sub-Account. Each such Sub-Account shall be credited or debited, as applicable and to the extent not inconsistent with Section 409A, with (a) amounts equal to the Employer's Contribution Credits deferred under that Sub-Account after December 31, 2004; and (b) amounts equal to any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Sub-Account's deemed assets as determined by the Sponsor, in its discretion) allocated to that Sub-Account. Notwithstanding the preceding, to the extent required under Section 409A, Employer Contribution Credits shall be deemed to be deferred under a Sub-Account after December 31, 2004 to the extent such Employer Contribution Credits are not earned and vested prior to January 1, 2005.

        1.26    POST-2004 PLAN ACCOUNT means the balance credited to a Participant's or Beneficiary's Plan account in respect of amounts deferred under the Plan after December 31, 2004, within the meaning of Section 409A, including, to the extent not inconsistent with Section 409A, amounts deferred under the Post-2004 Compensation Deferral Account, the Post-2004 Unrealized Equity Gains Contribution Account and the Post-2004 Employer Contribution Credit Account and deemed income, gains and losses (as determined by the Employer, in its discretion) credited thereto. A Participant's or Beneficiary's Post-2004 Plan Account shall be determined as of the date of reference.

        1.27    POST-2004 UNREALIZED EQUITY GAINS ACCOUNT means the separate account established and maintained under the Plan in the name of each Participant to which shall be credited or debited, to the extent not inconsistent with Section 409A: (a) amounts equal to the Participant's Unrealized Equity Gains Contributions deferred under the Plan after December 31, 2004; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Post-2004 Unrealized Equity Gains Contribution Account's deemed assets, as determined by the Sponsor, in its discretion) attributable or allocable thereto.

        1.28    PRE-2005 COMPENSATION DEFERRAL ACCOUNT means the separate account established and maintained under the Plan in the name of each Participant who, immediately prior to

January 1, 2005, had amounts deferred under his or her Compensation Deferral Account (as defined under the Plan immediately prior to January 1, 2005). To the Participant's Pre-2005 Compensation Deferral Account shall be credited or debited, to the extent not inconsistent with Section 409A: (a) amounts equal to the Participant's Compensation Deferrals deferred under the Plan prior to January 1, 2005; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Pre-2005 Compensation Deferral Account's deemed assets, as determined by the Sponsor, in its discretion) attributable or allocable thereto, including any deemed earnings and losses attributable or allocable thereto after December 31, 2004.

        1.29    PRE-2005 EMPLOYER CONTRIBUTION CREDIT ACCOUNT means the separate account established and maintained under the Plan in the name of each Participant who, immediately prior to January 1, 2005, had amounts deferred under his or her Employer Contribution Credit Account (as defined under the Plan immediately prior to January 1, 2005). Under the Participant's Pre-2005 Employer Contribution Credit Account, there shall be established and maintained the following two (2) sub-accounts: (a) the Pre-2005 Employer Make-Whole Contribution Sub-Account; and (b) the Pre-2005 Employer Discretionary Contribution Sub-Account. Each such Sub-Account shall be credited or debited, as applicable and to the extent not inconsistent with Section 409A, with (a) amounts equal to the Employer Contribution Credits deferred under that Sub-Account prior to January 1, 2005; and (b) amounts equal to any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Sub-Account's deemed assets as determined by the Sponsor, in its discretion) allocated to that Sub-Account, including any deemed earnings and losses attributable or allocable thereto after December 31, 2004. Notwithstanding the preceding, to the extent required under Section 409A, Employer Contribution Credits shall be deemed to be deferred under a Sub-Account prior to January 1, 2005 only to the extent such Employer Contribution Credits are earned and vested prior to January 1, 2005.

        1.30    PRE-2005 PLAN ACCOUNT means the balance credited to a Participant's or Beneficiary's Plan account in respect of amounts deferred under the Plan prior to January 1, 2005, including, to the extent not inconsistent with Section 409A in order for the Participant's or Beneficiary's Pre-2005 Plan Account to be exempt from the requirements of Section 409A, amounts deferred under the Pre-2005 Compensation Deferral Account, the Pre-2005 Unrealized Equity Gains Contribution Account and the Pre-2005 Employer Contribution Credit Account and deemed income, gains and losses (as determined by the Employer, in its discretion) credited thereto. A Participant's or Beneficiary's Pre-2005 Plan Account shall be determined as of the date of reference.

        1.31    PRE-2005 UNREALIZED EQUITY GAINS ACCOUNT means the separate account established and maintained under the Plan in the name of each Participant who, immediately prior to January 1, 2005, had amounts deferred under his or her Unrealized Equity Gains Account (as defined under the Plan immediately prior to January 1, 2005). To the Participant's Pre-2005 Unrealized Equity Gains Account shall be credited or debited, to the extent not inconsistent with Section 409A: (a) amounts equal to the Participant's Unrealized Equity Gains Contributions credited under the Plan prior to January 1, 2005; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Pre-2005 Unrealized Equity Gains Account's deemed assets, as determined by the Sponsor, in its discretion) attributable or allocable thereto, including any deemed earnings and losses attributable or allocable thereto after December 31, 2004.

        1.32    SECTION 409A means Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

        1.33    SEPARATION FROM SERVICE means, with respect to a Participant's Post-2004 Plan Account, the Participant's separation from service with the Employer within the meaning of Section 409A, including, with respect to a Participant who is a member of the Sponsor's Board, the termination of Board membership. Notwithstanding anything in the Plan to the contrary and subject to

Section 409A, if an employee terminates employment with an Employer, but such terminated employee is immediately retained by the Sponsor as a member of the Board, the terminated employee shall not be deemed to have incurred a Separation from Service hereunder for Account distribution purposes under Sections 5.1 and 6.1, below. With respect to a Participant's Pre-2005 Plan Account, Separation from Service means the Participant's termination of employment with the Employer for any reason.

        1.34    SPECIFIED EMPLOYEE means, with respect to a corporation any stock of which is publicly traded on an established securities market or otherwise, a key employee, as currently defined in Code §416(i) (without regard to paragraph (5) thereof) to mean, as of January 1, 2005, an employee of the Employer who, at any time during the Plan Year, is (1) an officer of the Employer having an annual compensation greater than one hundred thirty-five thousand dollars ($135,000) for 2005 (indexed for inflation in future years); (ii) a five-percent (5%) owner of the Employer; or (iii) a one-percent (1%) owner of the Employer having an annual compensation from the Employer of more than one hundred fifty thousand dollars ($150,000).

        1.35    SPONSOR means Corporate Office Properties Trust and its successors and assigns unless otherwise herein provided.

        1.36    SPONSOR SHARES FUND means an account maintained on the books of the Sponsor reflecting credits to Participants' Accounts in Phantom Shares.

        1.37    TRUST means the Trust described in Article 11.

        1.38    TRUSTEE means the trustee of the Trust described in Article 11.

        1.39    UNREALIZED EQUITY GAINS, with respect to a given option award or restricted share award granted to a particular Participant under the LTIP, means, (i) in the case of options, the difference in dollar value, determined as of the date of an election to convert the option to an Unrealized Equity Gains Contribution hereunder, between the exercise price of the option and the fair market value of the underlying Common Shares as of the date of such election or, (ii) in the case of restricted shares, the fair market value of the restricted shares elected to be converted to an Unrealized Equity Gains Contribution hereunder determined on the date of such election. In each case, fair market value is determined with reference to the closing price of the shares of Common Shares underlying the option or held as restricted shares on the day that coincides with the election, or if such day is not a trading day, on the next trading day (or on such other date as the Sponsor shall reasonably elect).

        1.40    UNREALIZED EQUITY GAINS CONTRIBUTIONS means contributions made under Section 3.1.

        1.41    VALUATION DATE means the last day of each Plan Year and any other date that the Sponsor, in its sole discretion, designates as a Valuation Date.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

        2.1    REQUIREMENTS.    Every Eligible Individual on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other Eligible Individual shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Individual. No individual shall become a Participant, however, if he or she is not an Eligible Individual on the date his or her participation is to begin.

        Participation in the Compensation Deferral and Unrealized Equity Gains Contribution Account portion of the Plan is voluntary. In order to participate in those portions of the Plan, an otherwise Eligible Individual must make written application in such manner as may be required by Section 3.1 and by the Sponsor and must agree to make Compensation Deferrals or Unrealized Equity Gains

Contributions as provided in Article 3. An Eligible Individual shall have the right to make Unrealized Equity Gains Contributions only as provided by the Sponsor in a Notice of Right to Conversion Contribution and only subject to the terms and conditions specified in the Notice.

        Participation in the Employer Contribution Credit Account portion of the Plan is automatic and does not require a Participant's election to participate.

        2.2    RE-EMPLOYMENT.    If a Participant who experiences a Separation from Service is subsequently re-employed as an employee or subsequently becomes a member of the Board, he or she shall become a Participant in accordance with the provisions of Section 2.1.

        2.3    CHANGE OF EMPLOYMENT CATEGORY.    During any period in which a Participant remains in the employ of the Employer as an employee, or remains a member of the Board, but ceases to be an Eligible Individual, he or she shall not be eligible to make Compensation Deferrals or Unrealized Equity Gains Contributions hereunder or to receive Employer Contribution Credits hereunder.

ARTICLE 3
CONTRIBUTIONS AND CREDITS

        3.1    PARTICIPANT CONTRIBUTIONS AND CREDITS.

          (a)    Compensation Deferrals.

              (i)  Compensation Deferrals Deferred After December 31, 2004.    This Section 3.1(a)(i) applies only with respect to amounts deferred under Section 3.1(a) after December 31, 2004, as determined under Section 409A.

            In accordance with rules established by the Sponsor and subject to such amount limitations as might be imposed by the Sponsor in its discretion, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, in any fixed periodic dollar amounts or percentages designated by the Participant. Amounts so deferred will be considered a Participant's "Compensation Deferrals." Except as provided below, a Participant shall make such election(s) under this paragraph with respect to a coming twelve (12) month Plan Year during the period beginning on the November 1 and ending on the November 30 of the prior calendar year, or during such other period as might be established by the Sponsor which period ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Compensation to be deferred are to be performed.

            Notwithstanding the preceding, in the case of the first Plan Year in which an individual becomes an Eligible Individual, if and to the extent permitted by the Employer, the Eligible Individual may make an election no later than thirty (30) days after the date he or she becomes an Eligible Individual to defer Compensation for services to be performed after the election. Also, notwithstanding the preceding, if and to the extent permitted by the Employer, a Participant may make an election to defer Performance-Based Compensation no later than six (6) months prior to the last day of the period over which the services giving rise to the Performance-Based Compensation are performed.

            Notwithstanding the preceding, the Employer shall, in its discretion, be permitted to offer special contingent elections to Participants to defer bonus payments payable in 2005 in respect of services performed during the 2004 calendar year ("2004 Contingent Bonus Deferral Elections") and/or bonus payments payable in 2006 in respect of services performed during the 2005 calendar year ("2005 Contingent Bonus Deferral Elections"). Any bonus which is the subject of a 2004 Contingent Bonus Deferral Election shall be paid to the Participant rather than being deferred under the Plan if, under Section 409A, an earlier election was required in order to properly defer federal income tax with respect to such bonus. Any 2005 Contingent Bonus Deferral Election may be revoked or modified by the Participant at any time prior to July 1, 2005 if the bonus to which the election relates qualifies as Performance-Based Compensation for the performance period ending December 31, 2005; provided, however, that no such revocation or modification will be effective or available if and to the extent Section 409A provides that such revocation or modification, or the availability thereof, prevents the proper deferral of federal income tax with respect to such bonus.

            Compensation Deferrals shall be made through regular payroll deductions, retainer/meeting fee deductions and, with respect to Board members who also function as independent contractor consultants, through consulting fee deductions, and/or through an election by the Participant to defer a bonus payment. Once made, a Compensation Deferral election shall continue in force only for the Plan Year to which the election relates, unless changed as provided above. Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Post-2004 Compensation Deferral Account of the deferring Participant.

            Amounts equal to the Participant's Compensation Deferrals under this Section 3.1(a)(i) shall be credited to the Participant's Post-2004 Compensation Deferral Account, as will amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Post-2004 Compensation Deferral Account's deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto.

            A Participant shall at all times be 100% vested in amounts credited to his or her Post-2004 Compensation Deferral Account.

             (ii)  Compensation Deferrals Deferred Prior to January 1, 2005.    With respect to amounts deferred under Section 3.1(a) prior to January 1, 2005, as determined under Section 409A, the provisions of Section 3.1(a) of the Plan immediately prior to January 1, 2005 shall control. Such amounts deferred, plus any deemed earnings or losses attributable thereto (including any deemed earnings and losses attributable thereto after December 31, 2004) shall be credited or debited, as applicable, to the Participant's Pre-2005 Compensation Deferral Account.

          (b)    Unrealized Equity Gains Contributions.

              (i)  Unrealized Equity Gains Contributions Deferred After December 31, 2004.    This Section 3.1(b)(i) applies only with respect to amounts deferred under Section 3.1(b) after December 31, 2004, as determined under Section 409A.

            In accordance with rules established by the Sponsor, a Participant may elect to have amounts in respect of Unrealized Equity Gains made as Unrealized Equity Gains Contributions to the Participant's Post-2004 Unrealized Equity Gains Contribution Account. The value of the Unrealized Equity Gains Contributions to be credited to the Participant's Post-2004 Unrealized Equity Gains Contribution Account, shall be the value of the Unrealized Equity Gains converted under this Section 3.1(b)(i), as determined pursuant to Section 1.39.

            A Participant shall be entitled to make an Unrealized Equity Gains Contribution solely at the time and in the form and manner determined by the Sponsor and communicated to the Participant. No Participant shall have a right to make an Unrealized Equity Gains Contribution unless and until notified in writing by the Sponsor and only to the extent provided in such notice.

            An Unrealized Equity Gains Contribution election shall be made by a Participant with respect to options granted under the LTIP no earlier than the date on which the options become exercisable and no later than the date on which the options are exercised or lapse. An Unrealized Equity Gains Contribution election shall be made by a Participant with respect to restricted shares granted under the LTIP no earlier than three (3) months prior to the date on which the restricted shares are to become unrestricted and no later than the day before the date on which the restricted shares are to become unrestricted; provided, however, that, if a Participant makes an Unrealized Equity Gains Contribution election with respect to restricted shares and events occur or conditions exist that would have caused the restricted shares to be forfeited, to the extent of any such forfeiture, the Unrealized Equity Gains Contribution shall be null and void and the forfeiture amount (determined by the Sponsor in its discretion) shall be returned to the Sponsor.

            Amounts equal to the Unrealized Equity Gains Contributions under this Section 3.1(b)(i) shall be credited to the Participant's Post-2004 Unrealized Equity Gains Contribution Account, as will amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Post-2004 Unrealized Equity Gains Contribution Account's deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto.

            A Participant shall at all times be 100% vested in amounts credited to his or her Post-2004 Unrealized Equity Gains Contribution Account.

             (ii)  Unrealized Equity Gains Contributions Deferred Prior to January 1, 2005.    With respect to amounts deferred under Section 3.1(b) prior to January 1, 2005, as determined under Section 409A, the provisions of Section 3.1(b) of the Plan immediately prior to January 1, 2005 shall control. Such amounts deferred, plus any deemed earnings or losses attributable thereto (including any deemed earnings and losses attributable thereto after December 31, 2004) shall be credited or debited, as applicable, to the Participant's Pre-2005 Unrealized Equity Gains Contribution Account.

        3.2    EMPLOYER CONTRIBUTION CREDITS.

          (a)    Employer Contribution Credits Credited After December 31, 2004.    This Section 3.2(a) applies only with respect to Employer Contribution Credits credited under Section 3.2 after December 31, 2004, and any deemed earnings or losses thereon. To the extent required under Section 409A, Employer Contribution Credits, and any deemed earnings and losses thereon, shall be deemed to be credited after December 31, 2004 to the extent such Employer Contribution Credits are not earned and vested prior to January 1, 2005.

              (i)  Employer Make-Whole Contribution Credits.    Employer Contribution Credits may be credited to the Employer Make-Whole Contribution Sub-Accounts of Post-2004 Employer Contribution Credit Accounts of Participants who are eligible to receive a matching contribution allocation under the Sponsor's tax-qualified retirement plan. The Sponsor shall credit such contributions with such frequency, and in such amounts, as the Sponsor determines in its sole discretion, including, for example:

              (A)  crediting such contributions at the close of each Plan Year in an amount equal to the excess of: (1) the matching contributions that would be made on behalf of the Participant under the Sponsor's tax-qualified retirement plan for the Plan Year, calculated as if Participant Compensation Deferrals hereunder for the Plan Year had instead been made to the Sponsor's tax-qualified retirement plan, but using the Participant's Compensation for the Plan Year rather than the Sponsor's tax-qualified retirement plan definition of "compensation" and calculated without regard to the limits on recognizable compensation and employee deferrals under the Sponsor's tax-qualified retirement plan resulting from the application of the Code's non-discrimination testing requirements; over (2) the matching contribution actually made on behalf of the Participant to the Sponsor's tax-qualified retirement plan for the Plan Year.

              (B)  the amount by which the matching contribution to the Sponsor's tax-qualified retirement plan on behalf of a Participant is reduced on account of the inability of the Sponsor's tax-qualified retirement plan to take into account in calculating Employer contributions thereunder Compensation Deferrals under this Plan.

            Amounts equal to the Employer Contribution Credits under this Section 3.2(a)(i) shall be credited to the Participant's Employer Make-Whole Contribution Sub-Account of his or her Post-2004 Employer Contribution Credit Account, as will amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Employer Make-Whole Contribution Sub-Account's deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto.

            A Participant shall become vested in amounts (if any) credited to his or her Employer Make-Whole Contribution Sub-Account of his or her Post-2004 Employer Contribution Credit Account according to the vesting schedule applicable to matching contributions under the Sponsor's tax-qualified retirement plan or according to any other vesting schedule adopted by the Board, in its discretion.

             (ii)  Employer Discretionary Contribution Credits.    The Employer Contribution Credits credited to a Participant's Employer Discretionary Contribution Sub-Account of his or her Post-2004 Employer Contribution Credit Account for any particular Plan Year shall be an amount (if any) determined by the Board, in its discretion. The Sponsor shall credit such contributions on behalf of such individuals, in such amounts and with such frequency, and subject to such vesting requirements, as the Board determines in its sole discretion.

            Amounts equal to the Employer Contribution Credits under this Section 3.2(a)(ii) shall be credited to the Participant's Employer Discretionary Contribution Sub-Account of his or her Post-2004 Employer Contribution Credit Account, as will amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Employer Discretionary Contribution Sub-Account's deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto.

          (b)    Employer Contribution Credits Credited Prior to January 1, 2005.    With respect to Employer Contribution Credits credited under Section 3.2 prior to January 1, 2005, and any deemed earnings or losses thereon, the provisions of Section 3.2 of the Plan immediately prior to January 1, 2005 shall control. To the extent required under Section 409A in order for such amounts to be exempt from the requirements of Section 409A, Employer Contribution Credits, and any deemed earnings and losses thereon, shall be deemed to be credited prior to January 1, 2005 only to the extent such Employer Contribution Credits are not earned and vested prior to January 1, 2005. Such amounts, plus any deemed earnings or losses attributable thereto (including any deemed earnings and losses attributable thereto after December 31, 2004) shall be credited or debited, as applicable, to the Participant's Pre-2005 Employer Contribution Credit Account.

        3.3    CONTRIBUTIONS TO THE TRUST.    Except as to amounts credited as Phantom Shares under Section 4.6, an amount shall be contributed by the Sponsor to the Trust maintained under Section 11.1 equal to the amount(s) required to be credited to the Participant's Account under Sections 3.1 and 3.2. The Sponsor shall make a good faith effort to contribute these amounts to the Trust as soon as practicable following the date on which the contribution credit amount(s) are determined.

ARTICLE 4
ALLOCATION OF FUNDS

        4.1    ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS.    Subject to such limitations as may from time to time be required by law, imposed by the Sponsor or the Trustee or contained elsewhere in the Plan (including Section 4.6), and subject to such operating rules and procedures as may be imposed from time to time by the Sponsor, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Sponsor as to how amounts in his or her Account shall be deemed to be invested. The Sponsor, may, but is not required to, direct the Trustee to invest the account maintained in the Trust on behalf of the Participant pursuant to the deemed investment directions the Sponsor properly has received from the Participant.

        The value of the Participant's Account shall be equal to the value of the deemed investments maintained under the Trust on behalf of the Participant plus, if applicable, any Phantom Shares deemed to be held in the Participant's Sponsor Shares Fund. As of each valuation date of the Trust, the Participant's Account will be credited or debited to reflect the Participant's deemed investments of the Trust. The Participant's Plan Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows. As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Trustee), of each deemed investment option within the Account since the preceding Valuation Date shall be allocated among all Participants' Accounts deemed to be invested in that investment option in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.

        4.2    ACCOUNTING FOR DISTRIBUTIONS.    As of the date of any distribution hereunder, the distribution made hereunder to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant's Account. If a cash distribution is requested, the amount of the distribution shall first be charged against the investments of the Trust other than the Sponsor Shares Fund in which the Participant's Account is deemed to be invested, on a pro rata basis, until such deemed investments are exhausted. If an in-kind distribution is requested, the amount of the distribution shall be charged on a pro rata basis against all the investments of the Trust in which the Participant's Account is deemed to be invested.

        4.3    SEPARATE ACCOUNTS.    A separate bookkeeping account under the Plan shall be established and maintained by the Sponsor to reflect the Account for each Participant with bookkeeping sub-accounts to show separately the Participant's Pre-2005 Plan Account (with additional separate bookkeeping sub-accounts within the Pre-2005 Plan Account for the Participant's Pre-2005 Compensation Deferral Account, the Participant's Pre-2005 Unrealized Equity Gains Contribution Account, and the Participant's Pre-2005 Employer Contribution Credit Account) and the Participant's Post-2004 Plan Account (with additional separate bookkeeping sub-accounts within the Post-2004 Plan Account for the Participant's Post-2004 Compensation Deferral Account, the Participant's Post-2004 Unrealized Equity Gains Contribution Account, and the Participant's Post-2004 Employer Contribution Credit Account). Separate sub-accounts shall also be maintained to reflect portions of a Participant's Pre-2005 Unrealized Equity Gaines Contribution Account and Post-2004 Unrealized Equity Gains Contribution Account representing the Plan's Sponsor Shares Fund and, if different, the Plan's other deemed investment categories. Each sub-account will separately account for the credits and debits described in Article 3. In addition, the Accounts of those Participants employed by one Employer shall be accounted for separately from the Accounts of Participants employed by other Employers.

        4.4    INTERIM VALUATIONS.    If it is determined by the Sponsor that the value of a Participant's Account as of any date on which distributions are to be made differs materially from the value of the

Participant's Account on the prior Valuation Date upon which the distribution is to be based, the Sponsor, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant's Account so that the Account will, prior to the distribution, reflect its share of such material difference in value.

        4.5    DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS.    Subject to such limitations as may from time to time be required by law, imposed by the Sponsor or the Trustee or contained elsewhere in the Plan (including Section 4.6), and subject to such operating rules and procedures as may be imposed from time to time by the Sponsor, prior to and effective for each Designation Date, each Participant may communicate to the Sponsor a direction (in accordance with (a), below) as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Sponsor hereunder, which may be unlimited, at the Sponsor's sole discretion. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant's Plan Accounts which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:

          (a)   Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Sponsor, and/or, as required or permitted by the Sponsor, shall be by oral designation and/or electronic transmission designation. A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Sponsor on which it would be reasonably practicable for the Sponsor to effect the designation.

          (b)   All amounts credited to the Participant's Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the Designation Date with respect to any new deemed investment direction, all or a portion of the Participant's Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the Participant's most recent investment direction form provided by and filed with the Sponsor.

          (c)   If the Sponsor receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant's investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Sponsor provides for, and permits the application of, corrective action prior thereto.

          (d)   If the Sponsor possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant's Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income or similar fund made available under the Plan as determined by the Sponsor in its discretion.

          (e)   Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Sponsor, the Employer and their agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant's Account hereunder.

          (f)    Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary of a deceased Participant.

        4.6    DEEMED INVESTMENTS IN PHANTOM SHARES.    Unless the Sponsor, in its sole discretion, permits otherwise, Participants' Unrealized Equity Gains Contributions automatically will be deemed to be invested in Phantom Shares, through the Sponsor Shares Fund.

        Unless the Sponsor, in its sole discretion, permits otherwise, a Participant may not transfer any portion of his or her Account from the Sponsor Shares Fund into another deemed investment option, nor may a Participant transfer any amounts from another deemed investment option into the Sponsor Shares Fund.

        All amounts invested in Phantom Shares shall be treated as if they had been invested in shares of Common Shares purchased from the Sponsor at fair market value, determined pursuant to Section 1.39.

        Unless the Sponsor, in its sole discretion, permits otherwise, all distributions with respect to the portion of a Participant's Account allocated to the Sponsor Shares Fund shall be made solely in shares of Common Shares. For purposes of making distributions with respect to amounts allocated to the Sponsor Shares Fund, any fractional shares credited to the Participant's Account shall be rounded up to the nearest full share.

        In the event that the Sponsor declares a cash dividend to the holders of its Common Shares, with respect to each Participant deemed to hold Phantom Shares in the Sponsor Shares Fund, the Sponsor shall credit the Participant's Pre-2005 Compensation Deferral Account (for dividends declared prior to January 1, 2005, to the extent not inconsistent with Section 409A) or the Participant's Post-2004 Compensation Deferral Account (for dividends declared after December 31, 2004, to the extent not inconsistent with Section 409A) with an amount equal to that amount of cash that a holder of a share of Common Shares would receive multiplied by the shares of Phantom Shares credited to the Participant's Sponsor Shares Fund on the date of record of such dividend. Such contributions shall be treated as Compensation Deferrals for all purposes of this Plan, including being eligible for Participant investment direction among the Plan's deemed investments, except that the same shall not be considered Compensation Deferrals for any "Make-Whole" Employer Contributions made under the Plan.

        Despite the foregoing, the Sponsor may, but need not, prohibit or delay the liquidation, disposition, or acquisition of any Phantom Shares units by any Participant who is subject to short swing trading liability under Section 16(b) of the Securities and Exchange Act of 1934 if said liquidation, disposition, or acquisition may result in the imposition of such liability.

        4.7    EXPENSES AND TAXES.    Expenses, including Trustee fees, associated with the administration or operation of the Plan shall be paid by the Sponsor from its general assets unless the Sponsor elects to charge such expenses against the appropriate Participant's Account or Participants' Accounts. Any taxes allocable to an Account (or portion thereof) maintained under the Plan which are payable prior to the distribution of the Account (or portion thereof), as determined by the Sponsor, shall be paid by the Sponsor unless the Sponsor elects to charge such taxes against the appropriate Participant's Account or Participants' Accounts.

ARTICLE 5
ENTITLEMENT TO BENEFITS

        5.1    SEPARATION FROM SERVICE.    Subject to Section 5.2, upon a Participant's Separation from Service with the Employer for any reason, the Participant's as-yet undistributed vested Account shall be valued and payable according to the provisions of Article 6; provided, however, that any Participant who is a Specified Employee and who incurs a Separation from Service with the Employer shall not be entitled to receive any portion of his or her vested Post-2004 Plan Account under this Section prior to the date which is six (6) months after the date or his or her Separation from Service (or, if earlier, his or her death).

        5.2    FIXED PAYMENT DATES.

          (a)    Post-2004 Plan Accounts.    This Section 5.2(a) applies only with respect to a Participant's Post-2004 Plan Account.

          Subject to Section 409A, a Participant may select on his or her Election Form an initial fixed payment date for the payment or commencement of payment of that portion of his or her vested Post-2004 Plan Account attributable to Compensation Deferrals, Employer Contribution Credits and/or Unrealized Gains Contributions to be deferred/credited during the period indicated in the Election Form, which portion will be valued and payable according to the provisions of Article 6.

          The initial fixed payment date selected by the Participant, if any, may be no earlier than the January 1 of the third calendar year after the calendar year in which the election is made. Any initial fixed payment date may be extended to a later fixed payment date (and any later fixed payment date may be further extended to a subsequent later fixed payment date), so long as election to so extend is made by the Participant at least twelve (12) months prior to the date on which the distribution is to be made or commence and such extension is at least five (5) full calendar years from the previously scheduled distribution date. Such payment dates may not be accelerated, except as provided in Sections 5.1 or 5.3.

          A Participant who selects payment or commencement of payment of all or a portion of his or her vested Post-2004 Plan Account on a fixed date shall receive payment of such amounts at the earlier of such fixed payment date (as extended, if applicable) or, to the extent permitted under Section 409A, his or her Separation from Service with the Employer (or, with respect to a Specified Employee, six (6) months after his or her Separation from Service (or, if earlier, his or her death)). If Section 409A does not permit distributions upon the earlier of a fixed payment date or a Separation from Service, distributions subject to a fixed payment date election shall be made (or commence) upon the Participant's selected fixed payment date regardless of any intervening Separation from Service.

          (b)    Pre-2005 Plan Accounts.    This Section 5.2(b) applies only with respect to a Participant's Pre-2005 Plan Account.

          On his or her Form and Timing of Payment Election Form (as defined in the Plan immediately prior to January 1, 2005), a Participant may select a fixed payment date for the payment or commencement of payment of that portion of his or her vested Pre-2005 Plan Account attributable to Compensation Deferrals, Unrealized Equity Gains Contributions and/or Employer Contribution Credits made by the Participant or on the Participant's behalf during the period indicated in the Form and Timing of Payment Election Form which portion will be valued and payable according to the provisions of Article 6. Such payment dates may be extended to later dates so long as elections to so extend the dates are made by the Participant at least six (6) months prior to the date on which the distribution is to be made or commence. Such payment dates may not be accelerated, except as provided in Sections 5.1, 5.3 or 5.4.

          A Participant who selects payment or commencement of payment of the designated portion of his or her vested Pre-2005 Plan Account on a fixed date or dates shall receive payment of the designated portion of his or her vested Pre-2005 Plan Account at the earlier of such fixed payment date or dates (as extended, if applicable) or his or her Separation from Service with the Employer.

          Any fixed payment date elected by a Participant as provided above must be a date no earlier than the January 1 of the third calendar year after the calendar year in which the Compensation Deferrals, Employer Contribution Credits and/or Unrealized Gains Contributions subject to the election are to be deferred/credited.

        5.3    IMMEDIATE DISTRIBUTION ELECTION (PRE-2005 PLAN ACCOUNTS ONLY).    A Participant may elect to have his or her vested Pre-2005 Plan Account (or a portion thereof) paid or commence to be paid immediately upon his or her election. Any amount paid pursuant to this Section shall be subject to a ten percent (10%) penalty, with the amount of the penalty being forfeited by the Participant and returned to the Sponsor. In addition, a Participant who elects an immediate distribution under this Section shall not be eligible to make, or to have made on his or her behalf, any contributions to the Plan for the one (1) year period beginning on the date of receipt of the immediate distribution; provided, however, that, to the extent required by Section 409A, any Compensation Deferral election in effect at the time of the Participant's receipt of the immediate distribution shall continue in force as provided under Section 3.1(a)(i).

        Any Participant wishing to elect an immediate distribution pursuant to this Section must complete an Immediate Distribution Election Form. The distribution shall occur or commence as soon as is administratively feasible following the Sponsor's receipt of the Immediate Distribution Election Form.

        Notwithstanding the foregoing, the Sponsor may but need not deny an immediate distribution election made by any Participant who is subject to short-swing trading liability of Section 16(b) of the Securities and Exchange Act of 1934 under circumstances in which said distribution may result in the imposition of such liability.

        5.4    UNFORESEEABLE EMERGENCY DISTRIBUTIONS.    In the event the Participant incurs an unforeseeable emergency, as hereinafter defined, the Participant may apply to the Employer for the distribution of all or any part of his or her Account attributable to Compensation Deferrals, Unrealized Equity Gains Contributions and/or fully vested Employer Contribution Credits. The Employer shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution; provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A. Upon a finding of unforeseeable emergency, the Employer shall direct that the appropriate distribution is made to the Participant with respect to the Participant's vested Account in a lump sum payment. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant's vested Account or the amount determined by the Employer to be necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of assets would not itself cause severe financial hardship). For purposes of this Section, the value of the Participant's vested Account shall be determined as of the date of the distribution.

        "Unforeseeable emergency" means (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse or a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant's property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Employer. A distribution may be made under this Section only with the consent of the Employer.

        Notwithstanding the foregoing, the Employer may but need not deny a hardship distribution election made by a Participant who is subject to short-swing trading liability of Section 16(b) of the Securities and Exchange Act of 1934 under circumstances in which said distribution may result in the imposition of such liability.

        5.5    CHANGE IN CONTROL VESTING.    Notwithstanding anything herein to the contrary, upon a Change in Control, each Participant shall become fully vested in his or her Account.

        5.6    RE-EMPLOYMENT OF RECIPIENT.    Subject to Section 409A, if a Participant who has experienced a Separation from Service is receiving installment distributions pursuant to Section 6.2 and is re-employed by the Employer or again becomes a member of the Board, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits hereunder, at which time such distribution shall commence, subject to the limitations and conditions contained in this Plan.

ARTICLE 6
DISTRIBUTION OF BENEFITS

        6.1    AMOUNT.    A Participant (or his or her Beneficiary) shall become entitled to receive, within ninety (90) days following the fixed payment date(s) selected by the Participant in accordance with Section 5.2, or if no such selection is made or if the Participant incurs a Separation from Service before the selected date(s), on or about the date of such Separation from Service (or earlier as provided in Section 5.4), a distribution (or commencement of distributions) in an aggregate amount equal to the Participant's vested Account (or applicable portion thereof). Notwithstanding the preceding, any distribution of a Participant's Post-2004 Plan Account under the Plan pursuant to the Separation from Service shall not be made (or commence) earlier than the date which is six (6) months after the Separation from Service (or, if earlier, his or her death) if the Participant is a Specified Employee. A Participant may alternatively elect to receive an immediate distribution, subject to a ten percent (10%) penalty and a suspension from the Plan, of all or a portion of his or her vested Pre-2005 Plan Account pursuant to Section 5.3. Any payment due hereunder from the Trust which is not paid by the Trust for any reason will be paid by the Sponsor from its general assets.

        6.2    METHOD OF PAYMENT.

          (a)    Cash Or In-Kind Payments.    Payments under the Plan (other than payments with respect to amounts deemed invested in Phantom Shares) shall be made in cash or in-kind, as elected by the Participant and as permitted by the Sponsor and the Trustee in their sole and absolute discretion, subject, however, to Section 12.4 and any other applicable restrictions on transfer that may be applicable legally or contractually. Unless the Sponsor, in its sole discretion, permits otherwise, all amounts deemed invested in Phantom Shares through the Sponsor Shares Fund shall be distributed in shares of Common Shares.

          (b)    Timing and Manner of Payment.    Except as otherwise provided herein, in the case of distributions to a Participant or his or her Beneficiary by virtue of an entitlement pursuant to Sections 5.1, an aggregate amount equal to the Participant's vested Account will be paid by the Trust or the Sponsor, as provided in Section 6.1, in a lump sum or, if permitted by the Sponsor in its sole and absolute discretion and if so selected by the Participant, in five (5), ten (10) or fifteen (15) annual installments (adjusted for gains and losses). To the extent required under Section 409A, any Participant election to receive his or her vested Post-2004 Plan Account in the form of five (5), ten (10) or fifteen (15) annual installments must be made at least twelve (12) months prior to the distribution date and the chosen annual installment payments must begin no earlier than five (5) years after the date payments would have been made (or commenced) in absence of the election.

        If the whole or any part of a payment hereunder is to be in installments, the total to be so paid shall continue to be deemed to be invested pursuant to Article 4 under such procedures as the Sponsor may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto (as determined by the Sponsor, in its discretion) shall be reflected in the installment payments, using such method for the calculation of the installments as the Sponsor shall reasonably determine.

        6.3    NO ACCELERATIONS OF POST-2004 PLAN ACCOUNTS.    Notwithstanding anything in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Employer if the change accelerates the time over which distributions from a Participant's Post-2004 Plan Account shall be made to the Participant (except as otherwise permitted by Section 409A) and the Employer shall deny any change made to an election with respect to the Participant's Post-2004 Plan Account if the Employer determines that the change violates the requirement under Section 409A that payments with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payments would otherwise have been made.

        6.4    DEATH BENEFITS.    If a Participant dies before incurring a Separation from Service and before the commencement of payments to the Participant hereunder, the entire value of the Participant's Account shall be paid, within ninety (90) days following the Participant's death, in a lump sum, to the person or persons designated in accordance with Section 7.1.

        Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the manner in which such benefits were payable to the Participant.

        6.5    DISABILITY BENEFITS.    If a Participant experiences a Disability before incurring a Separation from Service and before the commencement of payments to the Participant hereunder, the Participant shall become fully vested in his or her Account, and shall receive (or commence receiving) the entire balance of his or her Account in a single lump sum payment on the thirtieth (30th) day following the Disability (or as soon thereafter as is administratively feasible), or, if permitted by the Sponsor in its sole and absolute discretion and if so selected by the Participant, in five (5), ten (10) or fifteen (15) annual installments (adjusted for gains and losses) or any other alternative payment schedule offered by the Sponsor in its sole and absolute discretion, including a schedule which take into account the payments the Participant receives under the group long term disability plan maintained by the Participating Employer or the Sponsor. Notwithstanding the preceding, any distributions under this Section of a Participant's Post-2004 Account shall in all cases be made in the form of a single lump sum payment on, or as soon as practicable following, the thirtieth (30th) day following the Disability.

        6.6    CHANGE IN CONTROL DISTRIBUTIONS (PRE-2005 PLAN ACCOUNTS ONLY).    Notwithstanding anything herein to the contrary, upon a Change in Control, each Participant shall become entitled to receive the entire balance of his or her Pre-2005 Plan Account in a single lump sum payment on the thirtieth (30th) day following the Change in Control (or as soon thereafter as is administratively feasible). Notwithstanding the preceding, the Participant may irrevocably elect, prior to the end of such thirty (30) day period, to waive his or her right to receive such a Change in Control distribution. If such waiver election is timely made, the Participant shall receive his or her Pre-2005 Plan Account balance at the time designated in the most recent Participant Enrollment and Election Form received by the Sponsor from the Participant or, if no election as to timing of Account distribution has been made on the Participant's Enrollment and Election Form, at the time the Participant incurs a Separation from Service with the Employer.

ARTICLE 7
BENEFICIARIES; PARTICIPANT DATA

        7.1    DESIGNATION OF BENEFICIARIES.    Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Sponsor, and will be effective only when filed in writing with the Sponsor during the Participant's lifetime.

        In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Sponsor shall pay any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's then living descendants, if any, per stirpes, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Sponsor may rely conclusively upon information supplied by the Participant's personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Sponsor, in its sole discretion, may distribute or direct that the Trustee distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Sponsor deems to be appropriate.

        7.2    INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES.    Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. Neither an Employer nor the Sponsor shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Sponsor or Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Sponsor may distribute or direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Sponsor determines. If the location of none of the foregoing persons can be determined, the Sponsor shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Sponsor if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, neither the Employer nor the Sponsor shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 8
ADMINISTRATION

        8.1    ADMINISTRATIVE AUTHORITY.    Except as otherwise specifically provided herein, the Sponsor shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

          (a)   Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

          (b)   Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

          (c)   Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

          (d)   Make determinations with respect to the eligibility of any Eligible Individual as a Participant and make determinations concerning the crediting of Plan Accounts.

          (e)   Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Sponsor shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Sponsor shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Sponsor. Further, the Sponsor may authorize one or more persons to execute any certificate or document on behalf of the Sponsor, in which event any person notified by the Sponsor of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Sponsor until such notified person shall have been notified of the revocation of such authority.

        8.2    UNIFORMITY OF DISCRETIONARY ACTS.    Whenever in the administration or operation of the Plan discretionary actions by the Sponsor are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

        8.3    LITIGATION.    Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

        8.4    CLAIMS PROCEDURE.    This Section 8.4 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. §2560.503-1. If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

        For purposes of this Section, references to disability benefit claims are intended to describe claims made by Participants for benefits payable pursuant to Section 6.4.

        (a)    Initial Claim.    A Participant or Beneficiary who believes he or she is entitled to any Benefit (a "Claimant") under this Plan may file a claim with the Administrator. The Administrator will review the claim itself or appoint another individual or entity to review the claim.

            (i)  Benefit Claims that do not Require a Determination of Disability.    In the claim is for a benefit other than a disability benefit, the Claimant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrator or appointee of the Administrator before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

           (ii)  Disability Benefit Claims.    In the case of a benefits claim that requires a determination by the Plan Administrator of a Participant's disability status, the Plan Administrator will notify the Claimant of the Plan's adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Plan Administrator needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Plan Administrator receives the claim, of those circumstances and of when the Plan Administrator expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Plan Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.

          (iii)  Manner and Content of Denial of Initial Claims.    If the Plan Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:

            (A)  The specific reasons for the denial;

            (B)  A reference to the Plan provision or insurance contract provision upon which the denial is based;

            (C)  A description of any additional information or material that the Claimant must provide in order to perfect the claim;

            (D)  An explanation of why such additional material or information is necessary;

            (E)  Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

            (F)  A statement of the participant's right to bring a civil action under ERISA §502(a) following a denial on review of the initial denial.

          In addition, in the case of a denial of disability benefits on the basis of the Plan Administrator's independent determination of the Participant's disability status, the Plan Administrator will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

        (b)    Review Procedures.

            (i)  Benefit Claims that do not Require a Determination of Disability.    Except for claims requiring an independent determination of a Participant's disability status, a request for review of a denied claim must be made in writing to the Plan Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Plan Administrator's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

          The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Administrator. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

           (ii)  Disability Benefit Claims.    In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for disability benefits requires an independent determination by the Plan Administrator of the Participant's disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

            (A)  The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

            (B)  The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

            (C)  The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

            (D)  The decision on review will be made within forty-five (45) days after the Plan Administrator's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

          (iii)  Manner and Content of Notice of Decision on Review.    Upon completion of its review of an adverse initial claim determination, the Plan Administrator will give the Claimant, in writing or by electronic notification, a notice containing:

            (A)  its decision;

            (B)  the specific reasons for the decision;

            (C)  the relevant Plan provisions or insurance contract provisions on which its decision is based;

            (D)  a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan's files which is relevant to the Claimant's claim for benefits;

            (E)  a statement describing the Claimant's right to bring an action for judicial review under ERISA §502(a); and

            (F)  if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

        (c)    Calculation of Time Periods.    For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

        (d)    Failure of Plan to Follow Procedures.    If the Plan fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Plan and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

ARTICLE 9
AMENDMENT

        9.1    RIGHT TO AMEND.    The Sponsor, by action of its Board of Trustees, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

        9.2    AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN.    Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Sponsor, by action of the Board, at any time, retroactively if required, if found necessary, in the opinion of the Sponsor, in order to ensure that the Plan is characterized as "top-hat" plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), to conform the Plan to the provisions and requirements of Section 409A and to conform the Plan to the provisions and requirements of any other applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

        9.3    CHANGES IN LAW AFFECTING TAXABILITY.    This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any Participant to include in his or her federal gross income amounts accrued by the Participant under the Plan on a date (an "Early Taxation Event") prior to the date on which such amounts are made available to him or her hereunder; provided, however, that no portion of this Section shall become operative to the extent that portion would result in a violation of Section 409A (e.g., by causing an impermissible distribution under Section 409A, or would result in pre-2005 deferrals becoming subject to Section 409A).

        (a)    Affected Right or Feature Nullified.    Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (b), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in his or her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. If only a portion of a Participant's Account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts Participants who have a certain status with respect to the Employer, then only such Participants shall be subject to this Section.

        (b)    Tax Distribution.    If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

ARTICLE 10
TERMINATION

        10.1    SPONSOR'S RIGHT TO TERMINATE OR SUSPEND PLAN.    The Sponsor reserves the right to terminate the Plan and/or obligations to make further credits to Plan Accounts, by action of the Board. The Sponsor also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, by action of the Board. Finally, the Sponsor reserves the right to terminate any Employer's participation herein as provided in Section 10.6.

        10.2    AUTOMATIC TERMINATION OF PLAN.    The Plan automatically shall terminate upon the dissolution of the Sponsor, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan.

        10.3    SUSPENSION OF DEFERRALS.    In the event of a suspension of the Plan, the Sponsor shall continue all aspects of the Plan, other than contributions to the Plan, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles 5 and 6.

        10.4    ALLOCATION AND DISTRIBUTION.    This Section shall become operative on a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Sponsor, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, but subject to Section 10.7, no persons who were not theretofore Participants shall be eligible to become Participants, the value of the interest of all Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating and, if applicable, paying Plan benefits, paid to them as soon as is practicable after such termination; provided, however, if and to the extent immediate distribution of any portion of a Participant's Account on termination is not permitted by Section 409A, the payment of such portion shall be made only after Plan benefits otherwise become due hereunder.

        10.5    SUCCESSOR TO SPONSOR.    Any corporation or other business organization which is a successor to the Sponsor by reason of a consolidation, merger or purchase of substantially all of the assets of the Sponsor shall have the right to become a party to the Plan by adopting the same by resolution of the entity's board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated, and the provisions of Section 10.4 shall become operative.

        10.6    WITHDRAWAL OR TERMINATION BY AN EMPLOYER.    Any Employer, by action of its board of directors or other governing authority and notice to the Sponsor and the Trustee, may withdraw from the Plan and Trust at any time, or may terminate the Plan and Trust with respect to its Employees at any time, without affecting other Employers not withdrawing or terminating. A withdrawing Employer may arrange for the continuation of this Plan and Trust in separate forms for its own Employees, with such amendments, if any, as it may deem proper, and may arrange for continuation of the Plan and Trust by merger with an existing plan and trust. The Sponsor may, in its absolute discretion, terminate an Employer's participation in this Plan at any time, without the consent of any Employer, Participant or Beneficiary.

        10.7    PROHIBITED ACCELERATION/DISTRIBUTION TIMING.    This Section shall take precedence over any other provision of the Plan or this Article 10 to the contrary. No provision of this

Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other then ordinary payable Federal, state and payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

ARTICLE 11
THE TRUST

        11.1    ESTABLISHMENT OF TRUST.    The Sponsor shall establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Sponsor and the Trustee or the Sponsor shall cause to be maintained one or more separate subaccounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Sponsor, which subaccount or subaccounts represent Participants' interests in the Plan. Any such Trust shall be intended to be treated as a "grantor trust" under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

ARTICLE 12
MISCELLANEOUS

        12.1    LIABILITY OF SPONSOR; LIMITATIONS ON LIABILITY OF SPONSOR OR EMPLOYER.    Notwithstanding anything herein that may suggest otherwise, the Sponsor shall be solely liable for the payment of any benefits due hereunder. However, neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Sponsor, the Employer, or any officer or employer thereof except as provided by law or by any Plan provision. Neither the Sponsor nor the Employer in any way guarantee any Participant's Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Sponsor, the Employer, or any successor, employee, officer, director or stockholder of the Sponsor or the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

        12.2    CONSTRUCTION.    If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of Maryland shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

        The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Sponsor which is greater than the rights of a general unsecured creditor of the Sponsor.

        12.3    SPENDTHRIFT PROVISION.    No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

        In the event that any Participant's or Beneficiary's benefits hereunder are garnished or attached by order of any court, the Sponsor, the Employer or the Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant's or Beneficiary's Account or, if the Sponsor, the Employer or the Trustee prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

        12.4    SPONSOR SHARES SUBJECT TO THE PLAN.

          (a)    Changes in Capital Structure.    Subject to any required action by the shareholders and directors of the Sponsor, the number of units of Phantom Shares allocable to the Account of any Participant and the number of shares of Common Shares distributable from the Account of any Participant and the per-unit value or per-share price thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Shares resulting from a stock split, reverse stock split, combination, reclassification, the payment of a stock dividend on the Common Shares or any other increase or decrease in the number of such shares of Common Shares effected without receipt of consideration by the Sponsor. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive.

          The Sponsor may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the number or class of securities covered by the Plan, as well as the value thereof or price to be paid therefor, in the event of the Sponsor's effecting one or more reorganizations, recapitalizations, rights, offerings, or other increase or reductions of the number of shares of its outstanding Common Shares, or in the event of the Sponsor's being consolidated with or merged into any other corporation. Unless otherwise determined by the Board, upon the dissolution or liquidation of the Sponsor or upon any merger or consolidation in any Plan Year, if the Sponsor is not the surviving corporation, a Participant's right to receive shares of Common Shares hereunder shall terminate and thereupon become null and void.

          (b)    Necessary Actions.    To the extent required by law, as determined by the Board, the adoption of the Plan shall be subject to approval by the affirmative vote of the shareholders of the Sponsor in accordance with applicable federal or state laws. Shares of Common Shares shall not be issued under the Plan unless the issuance and delivery of such securities pursuant thereto shall comply with all relevant provisions of federal, state, and local securities laws. As a condition to the issuance of securities under the Plan, the Sponsor may require the Participant to represent and warrant, at the time of any allocation of securities, that the securities are being acquired only for investment and without any present intention to sell or distribute such securities if, in the opinion of the Sponsor, such a representation is required by any of the aforementioned relevant provisions of law. During the term of this Plan, the Sponsor will at all times reserve and keep available the number of securities as shall be sufficient to satisfy the requirements of the Plan. Inability of the Sponsor to obtain pertinent approval or exemption from any regulatory body having jurisdiction and authority deemed by the Sponsor to be necessary to the lawful allocation, issuance, or sale of any securities hereunder shall relieve the Sponsor of any liability in respect of the nonallocation, nonissuance, or nonsale of such securities as to which such requisite authority shall not have been obtained.

        12.5    AGGREGATION OF EMPLOYERS.    To the extent required under Code §409A and the Treasury regulations or other authoritative guidance issued thereunder, if the Employer is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code §§414(b) or (c)), all members of the group shall be treated a s single Employer under the Plan.

        IN WITNESS WHEREOF, the Sponsor has caused the Plan, as amended and restated, to be executed and its seal to be affixed hereto, effective as of the 1st day of April, 2005.

ATTEST/WITNESS:		CORPORATE OFFICE PROPERTIES TRUST
/s/ Peg Ohrt		By:	/s/ Randall M. Griffin	(SEAL)

President & CEO
Print:	Peg Ohrt	Print Name:	Randall M. Griffin

		Date:	May 31, 2005

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  EXHIBIT 4
TABLE OF CONTENTS
CORPORATE OFFICE PROPERTIES TRUST SUPPLEMENTAL NONQUALIFIED DEFERRED COMPENSATION PLAN
ARTICLE 1 DEFINITIONS
ARTICLE 2 ELIGIBILITY AND PARTICIPATION
ARTICLE 3 CONTRIBUTIONS AND CREDITS
ARTICLE 4 ALLOCATION OF FUNDS
ARTICLE 5 ENTITLEMENT TO BENEFITS
ARTICLE 6 DISTRIBUTION OF BENEFITS
ARTICLE 7 BENEFICIARIES; PARTICIPANT DATA
ARTICLE 8 ADMINISTRATION
ARTICLE 9 AMENDMENT
ARTICLE 10 TERMINATION
ARTICLE 11 THE TRUST
ARTICLE 12 MISCELLANEOUS